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                                                                     EXHIBIT 5.1

                      [ANDREWS & KURTH L.L.P. LETTERHEAD]


                                December 10, 2002



Transcontinental Gas Pipe Line Corporation
2800 Post Oak Boulevard
Houston, Texas  77251

Gentlemen:

                  We have acted as special counsel to Transcontinental Gas Pipe Line Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of the Registration Statement on Form S-4 by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on December 10, 2002 (the "Registration Statement"), with respect to the issuance by the Company of up to $325,000,000 aggregate principal amount of its 8?% Series B Senior Notes due 2012 (the "New Notes") in exchange for up to $325,000,000 aggregate principal amount of its outstanding 8?% Series A Senior Notes due 2012 (the "Old Notes"). The New Notes are to be issued in accordance with the provisions of the Indenture, dated as of July 3, 2002 (the "Indenture"), by and between the Company and Citibank N.A., as trustee. Citibank N.A. has been succeeded as trustee under the Indenture by Wells Fargo Bank, N.A. The New Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") by the Company to holders of the issued and outstanding Old Notes, as contemplated by the Registration Rights Agreement, dated as of July 3, 2002 (the "Registration Rights Agreement"), by and between the Company and Salomon Smith Barney Inc. ("Salomon").

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

                  (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein;

                  (ii) the Company's Certificate of Incorporation and By-laws, each as amended to date;

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Transcontinental Gas Pipe Line Corporation
December 10, 2002
Page 2

                  (iii) an executed copy of the Indenture;

                  (iv) an executed copy of the Registration Rights Agreement;

                  (v) the Form T-1 of Wells Fargo Bank, N.A. (the "Trustee"), as successor trustee to Citibank N.A. under the Indenture , filed as an exhibit to the Registration Statement; and

                  (vi) the form of the New Notes.

                  We have also examined originals or copies certified or otherwise identified to our satisfaction of such other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

                  In rendering the opinion set forth below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies. In conducting our examination of such documents, we have assumed that the parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth below with respect to the Company, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

                  Our opinion set forth herein is limited to the laws of the State of New York that are normally applicable to transactions of the type contemplated by the Exchange Offer and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as "Opined-on-Law"). We do not express any opinion with respect to the law of any jurisdiction other than Opined-on-Law or as to the effect of any such other law on the opinion stated herein.

                  Based upon and subject to the foregoing, having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement and the Indenture, the New Notes will


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Transcontinental Gas Pipe Line Corporation
December 10, 2002
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constitute valid and binding obligations of the Company, enforceable against the
Company in accordance with their terms under the laws of the State of New York, except, to the extent that enforcement thereof may be limited by (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium, or other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the New Notes, and the performance by the Company of its obligations under the Indenture and the New Notes, do not and will not violate, conflict with or constitute a default under any agreement or instrument to which either the Company or its properties are subject. In addition, we have assumed that the Company is validly existing and in good standing under the laws of its jurisdiction of organization and has complied with all aspects of such laws in connection with the issuance of the New Notes and the related transactions.

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.



                                                     Very truly yours,

                                                     /s/ Andrews & Kurth L.L.P.